EXHIBIT 99.1

BARZEL INDUSTRIES INC. ANNOUNCES FOURTH QUARTER
AND 2008 YEAR-END RESULTS

Norwood, MA (March 2, 2009) — Barzel Industries Inc. (“Barzel” or the “Company”) (NASDAQ:  TPUT, TPUTW), formerly Novamerican Steel Inc., today announced financial and operating results for the fourth fiscal quarter and year ended November 29, 2008.  The consolidated financial statements of Barzel and its subsidiaries are included in the Form 10-K for the fiscal year ended November 29, 2008, filed February 27, 2009 with the Securities and Exchange Commission.

On November 15, 2007, the Company, formerly Symmetry Holdings Inc. (“Symmetry”), completed the acquisition of Novamerican Steel Inc., a Canadian corporation, and its subsidiaries (“Acquired Company”).  On February 13, 2009, the Company changed its name to Barzel Industries Inc.

The fiscal period ending November 29, 2008 includes the results of Barzel from November 25, 2007 to November 29, 2008.  The fiscal period ending November 24, 2007 includes the financial results of Symmetry from January 1, 2007 through November 24, 2007, and the financial results of Acquired Company for the ten-day period commencing on the acquisition date (November 15, 2007) through November 24, 2007.  The fiscal period ending December 31, 2006 includes the financial results of Symmetry only from April 26, 2006 (the date of inception of Symmetry).  To enhance the consistency and relevancy of this release, we have compared the 2008 fiscal year end results of operations to the pro forma 2007 fiscal year end results.

Fiscal Year 2008 Highlights

•
Net sales for fiscal year 2008 remained flat at $801.1 million, a decrease of $0.2 million from $801.3 million for the pro forma fiscal year 2007.  Excluding the impact of exchange rates, net sales would have decreased by $18.2 million or 2.3%, compared with the pro forma fiscal 2007.

•	Total tons for fiscal year 2008 decreased by 0.5% to 1,442,699 tons from 1,450,342 tons for the pro forma fiscal 2007.

•	Direct sales tons for the fiscal year 2008 decreased by 13.3% to 733,036 from 845,713 for the pro forma fiscal year 2007.

•	Processing tons for fiscal year 2008 increased by 17.4% to 709,663 tons from 604,629 for the pro forma fiscal year 2007.

•	Gross margin for fiscal year 2008 decreased by 6.0% to $139.8 million, or 17.5% of net sales, as compared to $148.8 million, or 18.6% of net sales, for the pro forma fiscal year 2007.

•
Operating expenses totaled $178.2 million for fiscal year 2008.  Excluding the impact of exchange rates of $2.9 million, additional depreciation and amortization of $12.0 million, training and development expenses of $4.4 million, trade name impairment of $25.6 million, goodwill impairment of $0.4 million and restructuring charges of $13.3 million, and after adjusting for the extra week in fiscal year 2008 compared to fiscal year 2007 of $2.5 million, operating expenses would have been $117.1 million, as compared to $111.9 million for the pro forma fiscal year 2007.

•
Adjusted EBITDA for fiscal year 2008 decreased by $25.5 million, or 44%, to $31.9 million, from $57.4 million for the pro forma fiscal year 2007.  Fiscal year 2008 includes $25.6 million related to a trade name impairment charge, $0.4 million related to a goodwill impairment charge and $13.3 million related to restructuring charges.  Also included within fiscal year 2008 is $6.7 million related to the purchase price allocation to inventory and $2.1 million in charges for inventory write-downs, primarily for stainless steel inventory in the fourth fiscal quarter of 2008.

•
On November 29, 2008, long-term debt was $348.8 million (representing $315.0 million of senior notes and $33.8 million drawn on the ABL Credit Facility) and cash and cash equivalents were $25.3 million (or a net debt of approximately $323.5 million).

•
As of November 29, 2008, the aggregate eligible assets in our borrowing base totaled $66.4 million (representing the sum of the U.S. borrowing base and the Canadian borrowing base) that is subject to a $15.0 million availability block, of which $0.9 million was utilized for letter of credit obligations and approximately $33.8 million was outstanding under the ABL Credit Facility.  On January 30, 2009, there were no borrowings outstanding under the ABL facility.

•
As of November 29, 2008, our total shares and warrants outstanding were 26,564,607 and 6,352,847, respectively.  During fiscal year 2008, the Company issued an aggregate of 5,112,303 shares of common stock in exchange for 19,226,222 warrants to purchase common stock.

Fourth Fiscal Quarter of 2008 Highlights

•
Net sales for the fourth fiscal quarter of 2008 decreased $77.0 million, or 36.6%, to $133.2 million, as compared to $210.2 million for the pro forma fourth fiscal quarter of 2007.  Excluding the impact of exchange rates, net sales would have decreased by $58.6 million or 27.9%.

•	Total tons for the fourth fiscal quarter of 2008 decreased 17.8% to 303,412 tons as compared to 369,094 tons for the pro forma fourth fiscal quarter of 2007.

•	Direct sales tons for the fourth fiscal quarter of 2008 decreased 51.4% to 107,785 tons, or 35.5% of total tons, as compared to 221,560 tons, or 60.0% of total tons, in the pro forma fourth fiscal quarter of 2007.

•
Gross margin decreased 58.3% to $15.0 million in the fourth fiscal quarter of 2008, or 11.3% of net sales, as compared to $36.0 million, or 17.1% of net sales, for the pro forma fourth fiscal quarter of 2007.  This includes an inventory write-off of approximately $2.1 million, primarily for stainless steel.

•
Operating expenses totaled $62.3 million for the fourth fiscal quarter of 2008.  Excluding the impact of exchange rates of $3.9 million, additional depreciation and amortization of $3.1 million, training and development expenses of $0.7 million, trade name impairment of $25.6 million, goodwill impairment of $0.4 million and restructuring charges of $4.4 million, operating expenses would have been $32.0 million, as compared to $28.8 million for the pro forma fourth fiscal quarter of 2007.  The higher operating expense primarily reflects investment in additional resources in advance of remaining simplification and rationalization efforts.

•
In the first fiscal quarter of 2009, we further simplified the design of our network, including a reduction in U.S. and Canadian workforces and a rationalization of our distribution facilities in the U.S.  The implementation of these actions resulted in a total reduction of 203 employees and the exit of four facilities in the first fiscal quarter of 2009.  Cash proceeds from the sale of one facility more than funded the additional exit costs.

•
On January 30, 2009, long-term debt was approximately $315.0 million (representing $315.0 million of senior notes and $0.0 drawn on the ABL Credit Facility) and cash and cash equivalents were approximately $12.7 million (or a net debt of approximately $302.3 million).  As of the time of this release, the ABL Credit Facility remains undrawn.

Our Transformation

We have significantly progressed our project plans for implementing the Decalogue™ operating methodology at the Company.  This transformation allows us to operate as one system instead of 18 separate facilities, and has already enabled (a) the system to operate at much faster cycle times, enabling us to maximize the throughput from the sale of our enhanced capacity, (b) a permanent cash inventory reduction of $88.4 million primarily from this faster replenishment and operating cycle, and (c) the implementation of organizational changes, especially in our replenishment, processing, distribution, centralized customer service and sales processes, which we believe will result in a reduction of operating expenses of over $20.0 million in 2009 as compared to 2008.

We have defined our future business model based on the predictability, reliability and speed of our material flow.  We have also defined new, throughput-based, operational measurements companywide that measure the speed of our cash generation on a daily basis.  Throughput is the speed at which a system can generate cash through sales.  In our case, it begins with the speed at which we can move metal through the system, starting from our suppliers’ ability to provide us with the raw materials, to the delivery of the final product to our customer and our receipt of payment for the work done.

We have defined fewer hot rolled coils in our base replenishment model.  We have reached agreement with fewer, key suppliers for operating on an actual, usage-based replenishment model with reliable, expedient delivery of these materials.  We have calculated our inventory buffers based on statistical methods.  To date, this has resulted in the generation of $88.4 million of cash from inventory reductions.  We will permanently liquidate all remaining inventory that does not fit our replenishment model, including our decision in early 2008 to exit our inventory-based automotive segment.  This was completed during the first quarter leaving us with no material exposure to General Motors, Ford or Chrysler.  We expect that these reductions will result in a permanent source of cash of at least $100.0 million.  In many cases today, we are collecting our cash from a sale faster than when payment on the steel is required.

Through February of 2009, we have implemented organizational changes and restructurings resulting in the reduction of approximately 392 employees, primarily in the areas of administration and general management, purchasing, inside sales, accounting and plant operating personnel.  These reductions have been offset by the addition of approximately 82 new employees of substantially different competencies, educational backgrounds and cultural diversities.

In fiscal year 2008, we recorded a restructuring charge of $13.3 million for the organizational redesign related to the implementation of our operating methodology The Decalogue™.  The restructuring charges are primarily for severance and related costs for 189 terminated employees.  In fiscal year 2008, we made cash restructuring payments of $4.9 million.  We expect to record an additional $0.5 million of restructuring in the first quarter of 2009 related to the reduction in U.S. and Canadian workforces and rationalization of our distribution facilities.

Outlook

U.S. steel service center hot-rolled inventories rose sharply in the fourth quarter of 2008 as demand slowed dramatically from September through January.  U.S. steel service center hot-rolled inventories were approximately 3.6 months on hand at December, 2008.  We believe that underlying consumption in the U.S. and Canada accelerated its weakening from the already sluggish pace of the past year, with an unprecedentedly weak automotive outlook and the financial crisis pushing the broader economies into protracted recessions.  In the U.S., the automotive, residential construction and related sectors are in a deepening recession and have been over the last 18 months.  Canadian manufacturing, including automotive, has also experienced shrinkage.  Globally, demand and pricing in markets outside of North America has weakened and, along with some strengthening in the U.S. currency, has increased imports for our market as demonstrated in recent month-to-month comparisons; however, imports remain below year-ago levels.  The combination of a dramatic drop in demand in both the U.S. and Canada and relatively higher service center inventory levels has increased North American supply and, when combined with lower raw material costs for our suppliers, particularly much lower scrap prices, has resulted in unprecedented declines in pricing over the last four months of 2008.

Flat rolled carbon steel sheet prices continued their upward trend during 2008 until July, although price gains in July were more disparate among the steel mills and were relatively weaker than prior increases during this upward pricing cycle.  North American steel suppliers had pushed prices for hot rolled coil to about $1,100 per ton, with world spot export market prices as high as about $1,175 per ton.  In September 2008, there was a reduction from these historically high levels, with flat rolled carbon steel sheet prices decreasing to about $940 per ton and with some smaller mills offering even more aggressive pricing.  Demand and prices then began dropping rapidly with January 2009 hot rolled coil prices averaging $520 per ton.  The rate and magnitude of the decline was unprecedented and had a significant negative impact on our fourth quarter results.  While mill costs remain high, easing scrap and freight costs further facilitated these decreases.  We believe that weak demand and persistently low operating levels throughout the supply chain, and with the mills in particular, will result in sustained lower prices for the foreseeable future.  The outlook for the U.S. dollar, freight rates and other world steel sheet markets indicate that import pressures are likely to increase, providing for potentially lower prices in the near term.  We experienced price increases peaking in July 2008, mainly in our structural tubing, steel sheet and distribution channels.  We have experienced price declines through January 2009, with an exceptionally weak demand during these declines.

We expect our volumes in the first fiscal quarter of 2009 to be lower than the fourth fiscal quarter of 2008, including continued softening demand from our distribution and structural tubing customers.  Our automotive business will be down substantially in the first quarter of 2009 based both on the industry’s pervasive weakness and our decision to exit most of the inventory-based automotive segment.  We continue toll processing for certain automotive customers and their suppliers.  Overall, our first fiscal quarter of 2009 is expected to result in weaker revenue, lower operating expenses and lower operating profit when compared to our fourth fiscal quarter of 2008.  Cash flows from operations, however, will remain positive, resulting primarily from higher sources of cash from the liquidation of non-replenishable inventories and overall improved working capital cycle times.

Mr. De Gasperis commented, "Our business strategy implementation will continue to accelerate, placing the highest priority on reducing variation throughout our system and accelerating the amount and speed of cash generated every day.  Our focus is now on leveraging our faster system to best meet our customer needs and grow our sales.  These actions ensure the stability of our Company and will continue to enhance our liquidity.  From March onward, we anticipate sales growth with significantly higher throughput as our faster, lower cost materials are shipped into higher value product segments.”

We expect cash interest payments to be approximately $37.8 million in fiscal year 2009 with approximately $18.1 million expected in the second fiscal quarter of 2009 (and less than $1.0 million in the first fiscal quarter of 2009).  We expect capital expenditures of approximately $6.0 million in fiscal year 2009, including $2.5 million for the completion of the expansion at our Morrisville, Pennsylvania structural tubing facility.

Conference Call Details

Barzel’s conference call with investors and analysts will be held on Monday, March, 2, 2009 at 2:00 p.m. Eastern Standard Time.

The dial-in telephone numbers for the investor and analysts call are:

North American Toll Free Dial-In Number:       1-866-544-4625
International Dial-In Number:              1-416-849-2726

A digital recording of the conference call will be available for replay four hours after the call’s completion.  The date range for playback availability is listed below.

Website:                  http://recording.vestavideo.com/Barzel.htm
Availability:            March 2, 2009 – April 2, 2009

About Barzel Industries Inc.

Headquartered in Norwood, Massachusetts, with operational hubs in Mississauga, Ontario and Montreal, Quebec, we operate a network of 18 processing, manufacturing, and distribution facilities in the United States and Canada.  Through an innovative management system that includes close statistical monitoring and analysis of our plant capabilities, we service our customers with speed, quality and reliability.  With a long tradition of quality service, we offer a wide range of metal processing solutions to a variety of industries, from construction and industrial manufacturing to finished commercial racking products.  Our systemic approach has enabled us to become a well-diversified, multi-process provider of value-added services.  We believe we are one of only two independent continuous process picklers in Canada.

For additional information on Barzel, visit its website at http://www.barzel.com.

Forward-Looking Statements

This press release and any related calls or discussions may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Barzel.  Forward-looking statements are statements that are not historical facts.  Such forward-looking statements, based upon the current beliefs and expectations of Barzel’s management, are subject to risks and uncertainties (including those described in Barzel’s public filings with the Securities and Exchange Commission), which could cause actual results, events and circumstances to differ materially from the forward-looking statements.  The following factors, among others, could cause actual results, events and circumstances to differ from those set forth in the forward-looking statements:  changes in generally accepted accounting principles; failure of Barzel to continue to comply with government regulations; adoption of or changes in legislation or regulatory environments or requirements adversely affecting Barzel’s businesses; changes in the financial stability of major customers of Barzel or in demand for its products and services; the failure to achieve the benefits anticipated from the recently completed transactions; competition; changes in general economic conditions; geopolitical events, and other risks and uncertainties, as well as future decisions by the parties.  The information set forth herein should be read in light of such risks.  In some cases, one can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions.  The reader is cautioned not to rely on these forward-looking statements.  Barzel disclaims any obligation to update these forward-looking statements.

Contact:

Barzel Industries Inc.
Karen G. Narwold, Esq.
Vice President, Strategic Counsel
Office: (781) 619-1450
Cell: (917) 207-7924

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
BARZEL INDUSTRIES INC. AND SUBSIDIARIES
(Dollars in Millions)

The following tables set forth a reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measures.  Such GAAP measures are derived from the consolidated financial statements of Novamerican Steel Inc. and subsidiaries included in the yearly report on Form 10-K for the year ended November 29, 2008 filed by Barzel Industries Inc., which should be considered in connection with any consideration of such non-GAAP measures.

Net Debt Reconciliation
(Dollars in Millions)
(Unaudited)
	November29, 2008	November 24, 2007
ABL credit facility	$33.8	$75.6
Senior secured notes	315.0	315.0
Long-term debt	$348.8	$390.6

Less:
Cash and cash equivalents	25.3	19.6
Net debt	$323.5	$371.0

NOTE ON NET DEBT RECONCILIATION:  Net debt is a non-GAAP financial measure that the Company calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements.  The Company believes that net debt is generally accepted as providing useful information regarding a company's indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage.  Management uses net debt as well as other financial measures in connection with its decision making activities.  Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP.  The Company’s method for calculating net debt may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
BARZEL INDUSTRIES INC. AND SUBSIDIARIES
(Dollars in Millions)
(Unaudited)

Adjusted EBITDA Reconciliation

(Dollars in Millions)

(Unaudited)

	Q1 2008	Q2 2008	Q3 2008	Q4 2008	2008 YTD	Pro Forma Q4 2007	Pro Forma 2007 YTD	Notes
Net loss, as reported	$(7.9)	$(4.4)	$(1.8)	$(40.5)	$(54.6)	$(2.6)	$(4.5)

Add back:

Interest expense	10.6	11.5	10.7	9.4	42.2	10.9	43.5
Depreciation and amortization	5.2	6.0	5.1	4.8	21.1	5.5	20.3	(1)
Purchase price allocation to inventory	6.7	-	-	-	6.7	-	-	(2)
Restructuring costs	-	4.9	4.0	4.4	13.3	-	-
Goodwill impairment				0.4	0.4
Trade name impairment	-	-	-	25.6	25.6
Inventory (LCM) write down	-	-	-	2.1	2.1
Income taxes	(6.5)	(1.7)	(0.2)	(16.5)	(24.9)	(1.0)	(1.9)
Adjusted EBITDA	$8.1	$16.3	$17.8	$(10.3)	$31.9	$12.8	57.4

Note 1:	Depreciation and amortization excludes the amortization of deferred financing charges which are included in interest expense.
Note 2:	Purchase price allocation to inventory is included in cost of sales in the consolidated financial statements.

NOTE ON ADJUSTED EBITDA RECONCILIATION: Adjusted EBITDA is a non-GAAP financial measure that the Company currently calculates according to the schedule above, using GAAP amounts from the consolidated financial statements. The Company believes that such non-GAAP financial measures are generally accepted as providing useful information regarding a company’s credit facilities and certain financial-based covenants and, accordingly, its ability to incur debt and maintain adequate liquidity. Such non-GAAP financial measures should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. The Company’s method for calculating such non-GAAP financial measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured revolving credit facility or its senior secured notes.